Exhibit 10.1

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder Agreement”) is made as of the 15th day of June, 2011 by and among MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent (in such capacity, “Administrative Agent”), Issuing Bank and Swingline Lender and CITIBANK, N.A., a national banking association (“New Lender”).

RECITALS

Borrower, Administrative Agent, Issuing Bank, Swingline Lender and the Lenders named therein are parties to that certain Amended and Restated Credit Agreement dated as of July 1, 2010 (as amended, supplemented, restated, increased, extended or otherwise modified from time to time, the “Credit Agreement”).  All terms used herein and not otherwise defined shall have the same meaning given to them in the Credit Agreement.

Pursuant to Section 2.09 of the Credit Agreement, Borrower has the right to cause from time to time a Commitment Increase by adding to the Credit Agreement an additional Lender which is reasonably acceptable to the Administrative Agent; provided however (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect to the Commitment Increase, (ii) a Notice of Commitment Increase has been given by the Borrower to the Administrative Agent no later than three Business Days prior to the Revolving Commitment Termination Date, (iii) the effective date of the Commitment Increase shall be no earlier than five Business days after Administrative Agent’s receipt of the Notice of Commitment Increase; (iv) no such increase shall result in the aggregate amount of the Commitments exceeding $900,000,000, and (v) no such increase shall be in an amount less than $5,000,000.

AGREEMENT

1.             Borrower and New Lender hereby agree that, from and after the date hereof, New Lender shall have the Commitment as set forth on the attached Supplement to Schedule 1.  By its execution and delivery of this Joinder Agreement, New Lender hereby assumes all of the rights and obligations of a Lender under the Credit Agreement to the extent of such Commitment.  Such Commitment of New Lender shall represent an increase in the Commitments pursuant to Section 2.09 of the Credit Agreement.

2.             Administrative Agent acknowledges that the New Lender is reasonably acceptable to the Administrative Agent.

3.             New Lender hereby (a) represents and warrants as follows: (i) it has full power and authority, and has taken all action necessary to execute and deliver this Joinder Agreement, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Commitment Increase Effective Date (hereinafter defined), it shall, to the extent of its Commitment, be bound by the provisions of the Credit Agreement as a Lender thereunder, and, to the extent of its Commitment, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 6.01 (a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to this Joinder Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by New Lender; and (b) agrees that (1) it will, independently and without reliance on Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (2) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4.             This Joinder Agreement shall be effective on the date (the “Commitment Increase Effective Date”) that (i) Borrower and New Lender each execute a counterpart hereof and deliver the same to Administrative Agent, (ii) Administrative Agent, Issuing Bank and Swingline Lender execute and deliver a counterpart hereof to Borrower and New Lender and (iii) each of the conditions to the increase in the aggregate Commitment in Section 2.09 of the Credit Agreement shall have occurred.  From and after the Commitment Increase Effective Date, New Lender shall be a “Lender” under the Loan Documents.

5.             Upon any increase in the aggregate Commitment pursuant to Section 2.09, Lenders have authorized Administrative Agent and Borrower to make non-ratable borrowings and prepayments of the Loans, and if any such prepayment would result in payments being due under Section 3.05, Borrower shall pay any such required amounts in order to keep the outstanding Loans ratable with any revised Applicable Percentage arising from the Commitment under this Joinder Agreement.  On the Commitment Increase Effective Date, New Lender shall make a Loan for the account of Borrower to the extent necessary to implement such provisions of Section 2.09 of the Credit Agreement.

6.             Borrower (a) represents and warrants that, on and as of the Commitment Increase Effective Date, before and after giving effect to the increase in the aggregate Commitment resulting hereunder, (i) no Default or Event of Default exists or would exist immediately after giving effect to the Commitment Increase, (ii) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except that for purposes of this Joinder Agreement the representation and warranty contained in subsection (b) of Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to clause (a) of Section 6.01, and (iii) all financial covenants in Section 7.15 would be satisfied on a pro forma basis as of the most recent testing date and on the Commitment Increase Effective Date after giving effect to the actual Credit Exposure on the Commitment Increase Effective Date.  Borrower hereby certifies that attached hereto is a true and correct copy of resolutions of the Board of Directors of MarkWest Energy GP, L.L.C. acting in its capacity as general partner of the Borrower authorizing the increase in the aggregate Commitment to $745,000,000 as set forth in this Joinder Agreement.

7.             Borrower hereby (i) consents to the provisions of this Joinder Agreement and the transactions contemplated herein and (ii) agrees that all of its respective obligations and covenants thereunder shall remain unimpaired by the execution and delivery of this Joinder Agreement and the other documents and instruments executed in connection herewith.

8.             This Joinder Agreement may not be amended, changed, waived or modified, except by a writing executed by the parties hereto.

9.             This Joinder Agreement embodies the entire agreement among New Lender, Borrower, Issuing Bank, Swingline Lender and Administrative Agent with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

10.           This Joinder Agreement may be executed in any number of counterparts each of which shall be deemed to be an original.  Each such counterpart shall become effective when counterparts have been executed by all parties hereto.  Delivery of an executed counterpart of this Joinder Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

11.           This Joinder Agreement shall be binding upon and inure to the benefit of New Lender and Borrower and their respective successors and permitted assigns, except that neither party may assign or transfer any of its rights or obligations hereunder except in compliance with the requirements of Section 10.07 of the Credit Agreement.

12.           This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

If requested by New Lender, Borrower shall execute and deliver to New Lender, as of the Commitment Increase Effective Date, a Note in the form attached to the Credit Agreement to evidence the Commitment of New Lender.

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IN WITNESS WHEREOF, Administrative Agent, Issuing Bank, Swingline Lender,  Borrower and New Lender have executed this Joinder Agreement as of the date shown above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ SUZANNE F. RIDENHOUR
Suzanne F. Ridenhour
Vice President

CITIBANK, N.A.,
as New Lender

By:	/s/ TODD MOGIL
Name:	Todd Mogil
Title:	Vice President

MARKWEST ENERGY PARTNERS, L.P.,
as Borrower

By:	/s/ NANCY K. BUESE
Nancy K. Buese
Senior Vice President
Chief Financial Officer